Exhibit 99.1

Bob Evans Receives Notice Regarding Non-Compliance with NASDAQ Listing Rules

NEW ALBANY, Ohio – December 16, 2013 – Bob Evans, Farms, Inc. (NASDAQ: BOBE) announced today that, due to the delayed filing of its quarterly report on Form 10-Q for the quarter ended October 25, 2013 (the “Second Quarter Form 10-Q”), Bob Evans Farms, Inc. (the “Company”) received, as expected, a notification letter from The NASDAQ Stock Market (“NASDAQ”) stating that the Company is no longer in compliance with NASDAQ Stock Market Rule 5250(c)(1), which requires the timely filing of all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). The NASDAQ letter was issued in accordance with standard NASDAQ procedures.

As previously discussed on the Company’s earnings call on December 4, 2013, the Company is in the process of finalizing the Second Quarter Form 10-Q. During the second quarter, the Company adjusted prior period balances related to .income tax liabilities, property, plant and equipment and other individually insignificant items. The Company believes the impact of these adjustments is not material to any of the prior years. However, the cumulative effect of these adjustments is expected to be material to the current year. The adjusted items are noncash in nature, with the exception of a tax item, which the Company expects will result in a cash tax benefit of approximately $3.5 million, which the Company should realize over the next 12 months.

The Company has until February 9, 2014 to submit to NASDAQ a plan to regain compliance with the NASDAQ Stock Market Rules. The Company intends to submit a plan to regain compliance within this 60-day period. If NASDAQ accepts the Company’s plan, NASDAQ may grant the Company up to 180 days from the prescribed due date for the filing of the Second Quarter 10-Q, or until June 2, 2014, to regain compliance.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the second fiscal quarter (October 25, 2013), Bob Evans Restaurants owned and operated 561 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include, among other things, the statements herein relating to the expected timing of the completion of the Company’s review and filing of the Second Quarter Form 10-Q and to the timing of the Company’s submission to Nasdaq a plan to regain compliance, and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things, the outcome and results of the Company’s review, additional issues that may arise in connection with the ongoing review, risks of damage to the Company’s business and reputation arising from these matters, and the additional risk factors described in the Company’s other filings with the SEC. The Company does not undertake any obligation to update any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.